Exhibit 10.17
FIRST AMENDMENT TO THE
RESORTQUEST INTERNATIONAL, INC.
AMENDED AND RESTATED 1998 LONG-TERM INCENTIVE PLAN
(the “Plan”)
1.	Section 4(c) of the Plan is amended to read as follows:
     (c) Adjustments. In the event that any unusual or non-recurring transaction, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Stock, then the Committee shall, in an equitable and proportionate manner, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for the ISOs and Restricted and Deferred Stock, (ii) the number and kind of shares of Stock specified in the Annual Per-Participant Limitations under Section 4(b), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Award in connection with which shares have been issued, (iv) the number and kind of shares that may be issued in respect of other outstanding Awards and (v) the exercise price, grant price or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award). In addition, the Committee is authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. The foregoing notwithstanding, no adjustments shall be authorized under this Section 4(c) with respect to ISOs or SARs in tandem therewith to the extent that such authority would cause the Plan to fail to comply with Section 422(b)(1) of the Code, and no such adjustment shall be authorized with respect to Options, SARs or other Awards subject to Section 7(f) to the extent that such authority would cause such Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m)(4)(C) of the Code.
Adopted February 7, 2007.